                                                                     EXHIBIT 4.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          CONQUEST SUN AIRLINES, INC.
                           (a Delaware Corporation)

     Conquest Sun Airlines, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Conquest Sun Airlines, Inc. The corporation was originally incorporated under the name Conquest Sun Airlines, Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 7, 1993.

     2. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Amendment and Restated Certificate of Incorporation has been duly adopted and restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

     3. The text of the original Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

          1.  The name of the corporation is AirTran Airways, Inc.

          2. The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000), having no par value.

          5. The Board of Directors is authorized to make, alter or repeal the bylaws of the Corporation. Election of directors need not be by written ballot.

          6. No director of the corporation shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation is hereby executed on behalf of the corporation by the undersigned officers, this 26/th/ day of July, 1994.


                                             CONQUEST SUN AIRLINES, INC.


                                             By:  /s/ Robert D. Swenson
                                                --------------------------------
                                                Robert D. Swenson, President


     ATTEST:


     By:  /s/ Phillip L. Swenson
        ---------------------------------
        Phillip L. Swenson, Secretary